April 26, 2000





INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 25 to Registration Statement No. 811-1737 of Great-West Variable Annuity Account A of our report dated February 15, 2000 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" in such Prospectus.

Deloitte & Touche LLP

Denver, Colorado
April 25, 2000